EXHIBIT 99

Storage Area Networks Announces Definitive Agreement to
Combine With ITIS Services

Castle Rock, CO - December 11, 2001: SAN Holdings Inc. (OTC - SANZ), a leading supplier of data storage solutions, and privately-held ITIS Services today announced a definitive agreement under which ITIS Services Inc. will become a wholly-owned subsidiary of SAN Holdings Inc. The closing of the transaction is anticipated to take place during the week of December 17th, 2001.

Founded in 1998, ITIS has been recognized as one of the fastest growing data storage consulting and integration firms in the Northeast United States. ITIS Services is a storage solution provider that delivers design, deployment and support of high-performance storage networking solutions to a client base that includes some of the nation’s largest financial services, healthcare and technology companies. The company is known for its innovative approach to storage networking founded on a vendor-independent tiered architecture. ITIS Services has earned a reputation for intelligent systems design, rapid implementation, exemplary client service and unsurpassed industry knowledge.

John Jenkins, CEO of SANZ said, “As said previously, the business models of SANZ and ITIS are nearly identical. In the course of our due diligence activities, we have developed organization and integration plans that can be executed quickly and will give us a strong launch into 2002. Given the two companies’ growth momentum in the current difficult market conditions, and the identified opportunities for improved operating efficiencies, we expect strong revenue and margin gains in 2002.”

Fred Busk, President of ITIS said “We are very excited about the future of the combined company which, with its substantial presence in the robust commercial and governmental client segments and strong geographic coverage, will allow us to provide greater value to our clients and business partners. The combined resources give us a great platform from which to address what we expect will be an exciting market in 2002.

The terms of the acquisition were not disclosed. While all other conditions have been satisfied, the closing of the transaction remains subject to ITIS shareholder approval. The companies expect to close the transaction effective December 31, 2001.

ABOUT SANZ

STORAGE AREA NETWORKS is a total data storage management solutions business with operations located in Colorado, Arizona, Ohio, Virginia, New York and Washington, DC. For more Investor Relations information contact Ronald Both of Liolios Group, 949-574-3860, ron@liolios.com. For other information, please contact Holly Burlage of Storage Area Networks, 303-297-9656 or email at hburlage@sanz-inc.com.

ABOUT ITIS Services

ITIS Services, LLC is a leading consulting and integration firm exclusively focused on storage networking, with offices in Norwalk, Connecticut and Boston, Massachusetts. For more information, please contact Hugh O’Reilly at (203) 838-9888 or horeilly@itisservices.com.

FORWARD-LOOKING STATEMENTS

Certain information and statements included in this release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the results, performance, or achievements of the company to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements.